Exhibit 99.1

FOR IMMEDIATE RELEASE

January 11, 1999

CINTAS CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE UNITOG COMPANY

     Cintas Corporation announced today that it has entered into a definitive merger agreement to acquire Unitog Company. The agreement specifies that Unitog shareholders will receive Cintas common stock in a tax-free exchange. Each share of Unitog has been valued at $38 per share.

     Unitog, headquartered in Kansas City, Missouri, with revenues of approximately $275 million, is a leading supplier of high quality uniform services to a variety of industries. Unitog has approximately 4,000 employees with uniform rental operations in 20 states and the province of Ontario, Canada. Unitog is a publicly-held company traded over Nasdaq under the symbol UTOG.

     Robert J. Kohlhepp, Chief Executive Officer of Cintas, stated, "We have always had a great deal of respect for Randy Rolf, Chairman, President and Chief Executive Officer of Unitog, and his entire organization. We are pleased to have them join forces with Cintas. By combining these two great companies, our capability to service customers of both companies will be strengthened."

     Upon completion of the merger, Cintas will have:

     -    Annual revenues exceeding $1.75 Billion
     - More than 200 uniform rental locations covering 40 states and 2 Canadian provinces.
     - In excess of 300,000 business customers using uniform services on a weekly basis
     -    More than 4,000,000 individuals wearing Cintas uniforms
     - Expanded manufacturing and distribution capabilities to better serve customers
     -    Significant synergies from combining the organizations
     - Substantial increase in the route network which will present great opportunities to provide additional products and services to Unitog customers.

     Mr. Kohlhepp added, "We believe the combination of our companies will benefit all of our customers, employees and shareholders."

     Accounting regulations will require a restatement of Cintas earnings for prior periods in order to combine the results of Cintas and Unitog. Cintas also anticipates certain one-time expenses related to the transaction. These expenses will coincide with the effective date of the merger which is expected to occur in the fourth quarter ending May 31, 1999. Cintas expects that earnings will be positively impacted as a result of the merger for the fiscal year ending May 31, 2000 and thereafter.

     Consummation of the merger requires approval by Unitog shareholders and certain regulatory agencies. Proxy materials are expected to be mailed to Unitog shareholder in February. The transaction is expected to be completed in Cintas' fourth quarter ending May 31, 1999.

     Cintas is a leader in the corporate identity uniform business and also provides a wide range of ancillary services including entrance mats, sanitation supplies, first aid products and services, and cleanroom supplies. Cintas is a publicly-held company traded over Nasdaq under the symbol CTAS.

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. This press release contains forward-looking statements that reflect the Company's current views as to future events and financial performance with respect to the merger with Unitog Company. These statements are subject to risks and uncertainties which could cause actual results to differ materially from those set forth in this press release. Factors that might cause such a difference include the possibility of greater than anticipated costs in closing the transaction, lower sales volumes for Unitog customers, higher processing and distribution costs, and the reactions of competitors to the transaction in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation to update any forward-looking statement to reflect events or circumstances arising after it is made.

     For additional information contact:

     William C.  Gale,  Vice  President-Finance  and CFO  513/573-4211

     Karen L. Carnahan, Vice President and Treasurer 513/573/4012